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                                                                    EXHIBIT 99.1


news release                                           [TENNECO AUTOMOTIVE LOGO]



          For Immediate Release


          Contacts:          Jane Ostrander
                             Media Relations
                             847 482-5607
                             jane.ostrander@tenneco-automotive.com

                             Leslie Hunziker
                             Investor Relations
                             847 482-5042
                             leslie.hunziker@tenneco-automotive.com


           TENNECO AUTOMOTIVE ELECTS CHARLES W. CRAMB AS NEW DIRECTOR

LAKE FOREST, Ill - March 12, 2003 - Tenneco Automotive announced that Charles W. Cramb has been elected to the company's board of directors. Charles Cramb has been senior vice president and chief financial officer of the Gillette Company, a $9 billion global manufacturer and marketer of consumer products, since 1997. He joined Gillette in 1970.

"We are extremely pleased to have the outstanding business experience and strong financial background of Charles Cramb on our board," said Mark Frissora, Tenneco Automotive chairman and CEO. "We look forward to his leadership and insight as we continue to implement our strategic plan for growing our global transportation business."

Mr. Cramb served as corporate vice president and corporate controller for Gillette from 1995 to 1997. Prior to that, he held a series of senior financial management positions in both Gillette's United States and European operations.




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Mr. Cramb is director and vice chairman of the Private Sector Council and a member of the Finance Council of the American Management Association.

Tenneco Automotive is a $3.5 billion manufacturing company headquartered in Lake Forest, Ill., with 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe (R) and Walker (R) global brand names. Among its products are Sensa-Trac (R) and Monroe(R) Reflex (TM) shocks and struts, Rancho (R) shock absorbers, Walker (R) Quiet-Flow (TM) mufflers and Dynomax (TM) performance exhaust products, and Monroe (R) Clevite (TM) vibration control components.


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